Exhibit 99

NEWS
FSI International 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052
For additional information contact: Benno Sand-Investor and Financial Media 952.448.8936
FSI International, Inc. Announces First Quarter Fiscal 2011 Financial Results
First quarter orders increased 10 percent to $32.3 million as semiconductor industry expansion progressed in anticipation of increased demand for microelectronics
     MINNEAPOLIS (Dec. 21, 2010) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for its fiscal 2011 first quarter ended November 27, 2010.
First Quarter Financial Results
     First quarter fiscal 2011 sales decreased 26 percent to $10.9 million, as compared to $14.6 million for the same period of fiscal 2010. The company’s net loss for the first quarter of fiscal 2011 was $2.5 million, or $0.06 per share, compared to a net loss of $55,000, or $0.00 per share for the first quarter last year. The company had previously provided first quarter revenue and earnings guidance of $10 to 12 million and a loss of $3.5 to 4.0 million. The first quarter financial results included $187,000 and $263,000 of stock-based compensation in fiscal 2011 and 2010, respectively.
     Orders for the first quarter of fiscal 2011 increased 10 percent to $32.3 million, as compared to $29.3 million in the fourth quarter of fiscal 2010 and increased 73 percent from the $18.7 million first quarter fiscal 2010 level.
Balance Sheet
     On November 27, 2010, the company maintained a strong balance sheet with approximately $104 million in assets, including $34 million in cash, restricted cash, cash equivalents and long-term marketable securities. At the end of the first quarter, the company had a current ratio of 3.7 to 1.0, no debt and a book value of $2.10 per share.
Company Outlook
     Fiscal 2011 second quarter orders and sales are expected to exceed $30 million.* A portion of the expected revenue is subject to the receipt of purchase orders, and the shipment and recognition of revenue occurring in the quarter.*
     Based upon the anticipated gross profit margin, the company expects to report between $3.5 and $4.5 million of net income for the second quarter of fiscal 2011.*
Conference Call Details
     FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The company invites all those interested to join the call by dialing 888-989-7562 and entering access code 4147904. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 866-447-7326.
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and cryogenic aerosol technologies, customers are able to achieve their process performance, flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. FSI maintains a web site at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to expected orders, expected revenues and expected financial results for the second quarter of fiscal 2011. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the company’s successful execution of internal performance plans; the cyclical nature of the company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the company presently holds; as well as other factors listed herein or from time to time in the company’s SEC reports, including our latest 10-K annual report. The company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	First Quarter Ended
	Nov. 27,	Nov. 28,
	2010	2009
Sales	$10,880	$14,617
Cost of goods sold	5,709	8,050

Gross margin	5,171	6,567

Selling, general and administrative expenses	4,671	3,795
Research and development expenses	3,000	2,756

Operating (loss) income	(2,500)	16
Interest and other (expense) income, net	(8)	(55)

Loss before income taxes	(2,508)	(39)
Income tax (benefit) expense	(6)	16

Net loss	$(2,502)	$(55)

Net loss per share — basic	$(0.06)	$(0.00)

Net loss per share — diluted	$(0.06)	$(0.00)

Weighted average common shares
Basic	38,544	31,636
Diluted	38,544	31,636
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Nov. 27,	Aug. 28,
	2010	2010
Assets

Current assets
Cash, restricted cash and cash equivalents	$30,803	$34,687
Receivables, net	14,370	18,935
Inventories	36,206	26,145
Other current assets	4,153	3,673

Total current assets	85,532	83,440

Property, plant and equipment, net	13,094	13,204

Marketable securities	3,612	3,612
Investment	460	460
Other assets	1,613	1,582

Total assets	$104,311	$102,298

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$11,201	$8,396
Deferred profit*	4,281	2,669
Customer deposits	2,196	—
Accrued expenses	5,366	8,020

Total current liabilities	23,044	19,085

Long-term accrued expenses	421	410

Total stockholders’ equity	80,846	82,803

Total liabilities and stockholders’ equity	$104,311	$102,298

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	First Quarter Ended
	Nov. 27,	Nov. 28,
	2010	2009
Sales by Area

United States	23%	46%
International	77%	54%

Cash Flow Statement

Capital expenditures	$476	$353
Depreciation	$585	$691

Miscellaneous Data

Total employees, including contract	304	270
Book value per share	$2.10	$1.60
Shares outstanding	38,544	31,636
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